UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Alessandra T. Norcross

Alexander S. Norcross

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 24, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Alessandra T. Norcross, and Alexander S. Norcross issued the following press release:

Andrew B. Cohen Seeks to Shift Blame for Republic First’s Poor Performance onto Prior Management and Lack of Board Oversight Despite his Own Longtime Board Service

Termination of Badly Needed Capital Raise Underscores Need to Elect New Directors at October Annual Meeting

CAMDEN, NJ: In their July 17, 2023 letter to shareholders of Republic First Bancorp, Inc. (NASDAQ: FRBK) (the “Company” or “Republic First”), newly promoted Board Chair Andrew B. Cohen and President and CEO Thomas X. Geisel blame “the prior executive team’s mistakes and lack of Board oversight” for what “has been an extremely disappointing few years for all shareholders” despite Cohen’s service on the Board since 2017, a period shareholders saw the Company’s share price drop to all-time lows amid a steady stream of revelations about mismanagement, dysfunction and staff and service cutbacks. Simultaneously, the Company also announced the termination of an Agreement with Cohen and others to pursue a badly needed capital raise for the Company.

Gregory B. Braca one of three nominees for election at the long-delayed 2022 Annual Meeting of shareholder scheduled for this October, commented, “No matter what rhetorical games Andrew Cohen and Tom Geisel want to play, the facts can’t be changed: Republic First is far less well capitalized than peers, it is reducing services and branches and ceasing payments on debt and preferred stock — clear signs it is concerned about capital levels – and its Board and management have no credible plan to turn things around,” closed Braca. “That’s why it’s so important new leadership is elected to the Board at October’s annual meeting.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement that will be accompanied by a blue proxy card with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) scheduled for October 5, 2023.

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, ALESSANDRA T. NORCROSS AND ALEXANDER S. NORCROSS (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].